As filed with the Securities and Exchange Commission on May 4, 2011
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

EMERSON ELECTRIC CO.
(Exact name of registrant as specified in its charter)

MISSOURI	43-0259330
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

8000 WEST FLORISSANT AVE.
ST. LOUIS, MISSOURI 63136
(Address, including zip code, of registrant’s principal executive offices)

EMERSON ELECTRIC CO.
2011 Stock Option Plan
(Full title of the Plan)

Timothy G. Westman
Vice President, Associate General Counsel and Assistant Secretary
Emerson Electric Co.
8000 West Florissant Avenue
St. Louis, Missouri 63136
(314) 553-2000
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.50 per share	20,000,000 shares(1)	$60.005	$1,200,100,000	$139,331.61

(1)	This Registration Statement also covers such additional shares as may be issued pursuant to anti-dilution provisions.

(2)
Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and the low reported sales prices of a share of Registrant’s Common Stock on April 28, 2011, as reported by The New York Stock Exchange.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents that Emerson Electric Co. (the “Company” or the “Registrant”) has filed with the Securities and Exchange Commission (the “Commission”) under File No. 001-00278 are incorporated into this Registration Statement by reference and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2010 and March 31, 2011.

3.
The Registrant’s Current Reports on Form 8-K, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, filed with the Commission on October 7, 2010, November 5, 2010, December 17, 2010 and February 4, 2011.

4.
The description of Registrant’s Common Stock, which is contained in the Registration Statement on Form 10 as amended under cover of Form 8 filed on January 19, 1981, and amendments to the Restated Articles of Incorporation described and set forth in the Proxy Statement dated December 19, 1985, including any amendments or reports filed for purposes of updating such descriptions.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and are a part hereof from the date of filing of such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission.  Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 4.  Description of Securities.

All Securities to be offered are registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

Timothy G. Westman, Vice President, Associate General Counsel and Assistant Secretary of the Company, has rendered an opinion as to the legality of the shares of the Company’s common stock, par value $0.50 per share (“Common Stock”), being registered hereby.  Mr. Westman is paid a salary and bonus by the Company, participates in certain of the Company’s employee benefit plans and owns shares of Common Stock and options to purchase shares of Common Stock.  Mr. Westman is eligible to receive options under the Emerson Electric Co. 2011 Stock Option Plan, and may receive such grants in the future.

Item 6.  Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of Sections 351.355 of the Revised Statutes of Missouri and the Restated Articles of Incorporation and Bylaws, as amended, of the Registrant.

The Registrant is a Missouri corporation.  Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and settlement amounts actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

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Section 351.355(2) provides that the corporation may indemnify any such person in any threatened, pending or completed action or suit by or in the right of the corporation against expenses, including attorneys’ fees and settlement amounts actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that he may not be indemnified in respect of any claim, issue or matter in which he has been adjudged liable for negligence or misconduct in the performance of his duty to the corporation, unless, and only to the extent, authorized by the court.

Section 351.355(3) provides that a corporation shall indemnify any such person against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit or proceeding if he has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him under Section 351.355(1) or (2).  Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

The Registrant has entered into indemnification agreements with the directors of the Registrant and adopted amendments to the Bylaws of the Registrant, which incorporate indemnity provisions permitted by Section 351.355(7) described above.  The agreements and amended Bylaws provide that the Registrant will indemnify its directors, officers and employees against all expenses (including attorneys’ fees), judgments, fines and settlement amounts, actually and reasonably paid or incurred in any action or proceeding, including any action by or on behalf of the Registrant, on account of their service as a director, officer or employee of the Registrant, any subsidiary of the Registrant or any other company or enterprise when they are serving in such capacities at the request of the Registrant, excepting only cases where (i) the conduct of such person is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct, (ii) a final court adjudication shall determine that such indemnification is not lawful, (iii) judgment is rendered against such person for an accounting of profits made from a purchase or sale of securities of the Registrant in violation of Section 16(b) of the Exchange Act or of any similar statutory law, (iv) any remuneration paid to such person is adjudicated to have been paid in violation of law or (v) the action is brought by the Registrant, except where it is brought in the right of the Registrant or in connection with an acquisition of the Registrant in a transaction not approved by the Board of Directors by a majority of its continuing directors, which for this purpose means those directors holding office prior to the time of such acquisition or any successors who were approved as successors by the directors holding office prior to the time of such acquisition.  Such person shall be indemnified only to the extent that the aggregate of losses to be indemnified exceeds the amount of such losses for which the director or officer is insured pursuant to any directors’ or officers’ liability insurance policy maintained by the Registrant.  The amended Bylaws also provide that the Registrant may advance expenses incurred by an employee or agent, and shall pay expenses incurred by a director or officer, in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of any such person to repay such amounts unless it is ultimately determined that any such person is entitled to be indemnified by the Registrant.

Article 10 of the Registrant’s Restated Articles of Incorporation provides that the liability of the Registrant’s directors to the Registrant or any of its shareholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under the Missouri General and Business Corporation Law.  Any repeal or modification of Article 10 by the Registrant’s shareholders shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

The Registrant maintains directors’ and officers’ liability insurance.

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Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Index is incorporated herein by reference.

Item 9.  Undertakings.

(a)   The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on this 4th day of May 2011.

EMERSON ELECTRIC CO.

By:	/s/ Timothy G. Westman
Timothy G. Westman
Vice President, Associate General
Counsel and Assistant Secretary

POWER OF ATTORNEY

      Each of the persons whose signature appears below hereby constitutes and appoints F. J. Dellaquila, F.L. Steeves, T.G. Westman and J.G. Shively, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all supplements and amendments, including post-effective amendments thereto, to this registration statement any additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (or any other governmental or regulatory authority), and hereby grants to each such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ D. N. Farr	Chairman of the Board and Chief Executive Officer	May 3, 2011
D. N. Farr
/s/ W. J. Galvin	Vice Chairman and Director	May 3, 2011
W. J. Galvin
/s/ F. J. Dellaquila	Senior Vice President and Chief Financial Officer	May 3, 2011
F. J. Dellaquila
/s/ R. J. Schlueter	Vice President and Chief Accounting Officer	May 3, 2011
R. J. Schlueter
	Director	May 3, 2011
C. A. H. Boersig
/s/ A. A. Busch III	Director	May 3, 2011
A. A. Busch III
	Director	May 3, 2011
C. Fernandez G.
/s/ A. F. Golden	Director	May 3, 2011
A. F. Golden
/s/ H. Green	Director	May 3, 2011
H. Green
/s/ W. R. Johnson	Director	May 3, 2011
W. R. Johnson
/s/ J. B. Menzer	Director	May 3, 2011
J. B. Menzer
/s/ C. A. Peters	Director	May 3, 2011
C. A. Peters
/s/ J. W. Prueher	Director	May 3, 2011
J. W. Prueher
/s/ R. L. Ridgway	Director	May 3, 2011
R. L. Ridgway
/s/ R. L. Stephenson	Director	May 3, 2011
R. L. Stephenson

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Restated Articles of Incorporation of Emerson Electric Co., incorporated by reference to Emerson Electric Co. Form 10-Q for the quarter ended March 31, 2001, File No. 1-278, Exhibit 3(a).

4.2	Bylaws of Emerson Electric Co., as amended through November 2, 2010, incorporated by reference to Emerson Electric Co. Form 8-K dated November 5, 2010, File No. 1-278, Exhibit 3.1.

4.3
Termination of Designated Shares of Stock and Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock, incorporated by reference to Emerson Electric Co. 1998 Form 10-K, File No. 1-278, Exhibit 3(a).

5	Opinion of Timothy G. Westman.

10	Emerson Electric Co. 2011 Stock Option Plan, incorporated by reference to Emerson Electric Co. 2011 Proxy Statement dated December 10, 2010, File No. 1-278, Appendix B.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel to the Registrant (contained in Exhibit 5).

24	Power of Attorney (contained on signature page).